Exhibit 99.1


July 18, 2005

                           Press Release


We are very pleased to report that our earnings per share on a diluted basis increased 14% over the first six months of 2005. This trend is a continuation of the positive earnings that Kentucky
Bancshares experienced for the entire year of 2004.

Our net income for the second quarter was $1.5 million, or 56 cents per share after the effects of dilution. This is up by 10% from the results last year. For the same period in 2004, earnings were $1.4 million, or 51 cents per share. For this year to date we have now earned $1.05 per share versus 92 cents last year.

You will notice that our loans are up by 9.6% and deposits are up by 1.6% from a year ago. Much of this results from the relative economic strength of the markets that we currently serve. Credit quality remains good as reflected by both past dues and loan losses.

Our net interest margin continues to be something we constantly address. This is partly due to competitive pressures as more banks are continuing to open offices in the markets in which we already operate. This increases competition, but also validates our view that these are growing and very attractive communities in which to do business. The second factor contributing to the net interest margin issue is the growing need banks have for deposits in these markets. It is our anticipation that as interest rates continue to rise, pressure on our margin will ease somewhat.

Kentucky Bank's Bourbon Region, under the direction of Vice
President Nancye Fightmaster, welcomes a new board of directors.
Directors joining the board are Proc Blair of Ludwig, Blair & Bush CPA; Allyson Eads of Eads Hardware; Clay Holderman, CEO Bourbon Community Hospital and Shack Parrish of Clay Ward Agency.

Kentucky Bank has headquarters in Paris with offices in six other communities: Cynthiana, Georgetown, Nicholasville, North Middletown, Versailles, Wilmore and Winchester.